Exhibit 14.01

L-1 IDENTITY SOLUTIONS, INC.

Code of Business Ethics and Standards of Conduct

(Revised August 29, 2006)

It is the policy of L-1 Identity Solutions, Inc. (“L-1” or the “Company”) to comply with all laws governing our domestic and international business and to conduct our affairs in keeping with the highest moral, legal and ethical standards.

General Principles

This Code of Business Ethics and Standards of Conduct (the “Code”) sets forth policies concerning relationships with employees, customers, suppliers, public investors, competitors, affiliates and others interested in the conduct of our business. The responsibility for compliance with the Code rests with each individual. Where applicable, references to “employee” in this document include members of their immediate family or household, contractors representing the Company, and where appropriate, directors of the Company. Managers throughout the Company are responsible for helping employees understand and comply with the Code and for monitoring compliance. Together, managers and employees are responsible for developing and supporting an environment that is conducive to effective, open communication. In all instances, common sense should prevail in complying with and administering the Code.

L-1 is committed to being a responsible corporate citizen and conducting its activities in a moral, ethical and beneficial manner. Actions by employees with regard to L-1 business are interpreted by others as actions of the Company. These actions must be appropriate to an employee’s individual duties and in conformance with these principles of ethical business conduct. Even where a law does not apply, applicable standards of ethics and morality should govern our activities and require the same diligence and attention to good conduct and citizenship. The result will benefit employees as well as the Company, its stockholders and its customers.

Employment Relationship and Practices

L-1 recognizes that its success depends on the development and utilization of a full range of human resources and it is committed to treating all employees with respect and dignity. Employees are expected to discharge assigned tasks with diligence and initiative and likewise treat each other with respect and dignity.

Equal Employment Opportunity and Prohibition Against Discrimination and Harassment

While the employment relationship is generally at-will, and may be terminated by an employee or the Company at any time, with or without cause, all employment related decisions are to be made without regard to such factors as age, race, color, religion, sex, sexual orientation, disability and national origin. The prohibition against discrimination includes the prohibition against retaliation against employees for reporting discriminatory conduct.

Managers are expected to act with prudent business judgment in all aspects of the manager-employee relationship, including hiring, training, promotion, compensation, transfer and discipline. Managers are expected to keep their employees informed, carry out the Company’s philosophy of pay and advancement based on merit and, whenever possible and practical, endeavor to promote from within the Company. L-1 employees are expected to devote full working time efforts to the Company’s interests and to avoid any activity that might detract from, compromise or conflict with those interests.

L-1 is committed to maintaining work environments that are free of unwelcome conduct and all forms of harassment. Harassment or unwelcome conduct may take a variety of forms, including, but not limited to, sexual harassment, physical intimidation, ethnic jokes, racial remarks, religious intolerance, ridicule of different cultural and lifestyle practices, such as a person’s sexual orientation, or other non-job related factors. Such conduct will not be tolerated by L-1 in its work environments. Employees are encouraged to communicate concerns about incidents of harassment or inappropriate conduct, sexual or otherwise, to the Human Resources Department.

Affirmative Action

The Company’s policies are designed to meet the legal requirements and fulfill the spirit and intent of U.S. Affirmative Action Laws. Provisions have been made for reporting and monitoring all these efforts, including, but not limited to:

•	Recruiting, hiring, training, promoting and terminating all applicants or employees in all job classifications without regard to race, color, sex, sexual orientation, religion, disability or veteran status;

•	Employing and advancing in employment qualified females, minorities, disabled individuals and Vietnam-era Veterans;

•	Ensuring that all other personnel actions such as compensation, benefits, transfers, leaves of absence, training, education, tuition assistance, social and recreational programs and the like are administered without regard to race, color, sex, sexual orientation, religion, disability or veteran status;

•	Employees who are former officers or employees of the Federal Government or other government entities or agencies are responsible for complying with all applicable post-retirement or post-employment restrictions established by statute or regulation.

Company Resources and Records

Each employee is responsible for safeguarding and not abusing Company resources. These resources are more than physical plant and equipment, computers, networks, typewriters and pencils. They include technologies and concepts, product and service development, manufacturing and marketing plans, general and diagnostic software, market opportunities, non-public financial data and financial projections and all other kinds of information which help the Company compete successfully. Employees must always protect the Company’s non-public business, employee and financial information.

Protection of L-1 Proprietary Information

Certain information must be kept in confidence from other employees and outsiders. Except as specifically authorized by management pursuant to established policies and procedures, employees shall not disclose any non-public business, financial, personnel or technological information, plans or data (hereinafter “proprietary information”) acquired during employment at the Company. Upon termination of employment, employees may not copy, take or retain any documents containing proprietary information. Inventions, ideas, concepts, etc. relating to L-1’s business that are conceived or made during an employee’s employment are the property of L-1.

Employees’ rights, responsibilities and obligations regarding confidential information and intellectual property are more fully defined in the Intellectual Property, Confidentiality and Noncompetition Agreement between the Company and each of its employees and independent contractors. The execution of the Intellectual Property, Confidentiality and Noncompetition Agreement is a condition of the employment or engagement, as the case may be, of each employee and independent contractor of the Company.

Integrity and Accuracy of Books, Records and Communications

Complete corporate books and records that accurately and fairly reflect the transactions of the Company and the acquisition and disposition of its assets in accordance with generally accepted accounting rules shall be maintained at all times. Employees shall not participate in actions or the submission of any information which could cause the Company’s books, records, or accounts to misrepresent or improperly reflect a corporate transaction or the disposition of corporate assets. The inaccurate description of labor costs is strictly prohibited, as is the establishment of an undisclosed fund for any purpose. All employees shall cooperate fully with the Company’s independent auditors and counsel to enable them to discharge their responsibilities to the fullest extent. No employee shall alter, destroy, mutilate, or conceal any document with the intent to impair the document’s integrity or availability for use in an official proceeding or to otherwise obstruct, influence or impede any official proceeding.

Customer Relations

Our goal is to supply products and services of the highest quality that consistently exceed expectations and delight our customers. Employees must deal in an honest, ethical and straightforward manner with both existing and potential customers to help assure successful, long-term relationships. Once an approved L-1 commitment has been given to a customer, employees should endeavor to meet all obligations embodied in that commitment.

Dealings with the Federal Government and other government agencies present many unique challenges and problems not present in the commercial marketplace. This results mainly from the requirement to comply with complex networks of administrative rules, regulations and public laws that are in part designed to establish full public confidence in the related procurement systems. The penalties for non-compliance with these laws are substantial for the Company and the individuals involved. Although the rules we must follow differ, our customer commitments, standards of performance and ethical behavior remain the same.

Product Information

It is L-1’s goal that customers never be in doubt or misled about the products they will receive or the prices they will pay. It is the responsibility of employees who deal with customers to provide complete and factual information and to help the customer understand the information. The information provided shall be published customer information only unless a valid L-1 confidentiality agreement has been executed.

Customers should be presented standard prices, standard discounts and standard contractual terms and conditions unless otherwise approved by appropriate management. The products we deliver must be made from the quality of materials ordered, be properly tested, meet contractual specifications, and meet all applicable laws and regulations and industry standards.

Truth in Contract Negotiations

In negotiating all contracts, employees should be accurate and complete in all representations. Submission to a government customer of a proposal, quotation or other document or statement that is false, incomplete or misleading can result in civil and/or criminal liability for the Company, the involved employee and supervisors who condone such a practice. In negotiating government contracts, we have a duty to disclose current, accurate, and complete cost and pricing data where such data is required under appropriate law or regulation, including all facts that a buyer or seller would believe might significantly affect the price negotiations.

Payments/Gifts/Business Meals

Employees shall not engage in any actions that attempt to gain unfair advantage in making a sale to the customer. Such actions include, but are not limited to, offering payoffs, bribes, contributions, finders fees or compensation, in any form, (including sham consulting agreements); providing sexual or other favors; donations for subsidizing “social” events; payment for personal travel, vacations, club membership, etc. to the customer’s employees, consultants, prime contractors or others in an attempt to influence specifications or evaluations, obtain restricted information or reward favorable treatment.

Employees shall not hire or offer to hire a customer’s employee or consultant who has participated in or can influence the award of a contract by the customer without the approval of the CEO or his or her designee. Complex rules govern the recruitment and employment of government employees. Prior clearance to discuss possible employment with, make offers to or hire (as an employee or consultant) any current or former government employee (military or civilian) must be obtained from the Vice President of Human Resources. Violation of these rules or false reporting to a government may subject the Company and its employees to criminal penalties, loss of the contract and a possible bar against further business with the government entity.

Employees are prohibited from engaging individuals or other companies to act as agents for the Company without prior approval by the CEO. In many government bids, the bidder must identify relationships where a percentage of the contract value, “finders fee,” or other contingent commission will be paid to lobby or influence a Federal, State or Local Government procurement in the bid, tender or proposal. In some instances, this disclosure will disqualify or heavily burden the bid.

Gifts and Gratuities to Non-Government Employees:

Gifts to, and providing entertainment for, non-government customer employees shall be consistent with generally accepted business practice. They should not violate policies of the Company, or the policies of the customer. Such gifts or entertainment must be approved by appropriate management, comply with all laws, and be of sufficiently limited value so as not to be construed as influencing or rewarding a particular course of action. Employees shall never offer any type of business courtesy to a customer for the purpose of obtaining favorable treatment or advantage.

Employees may pay for reasonable meal, refreshment and/or entertainment expenses for non-government customers that are incurred only occasionally, are not required or solicited by the recipient, and are not intended or likely to affect the recipient’s business decisions with respect to the Company. These courtesies should have a legitimate business purpose and should never be lavish or extravagant in nature. Employees may provide or pay for a non-government customer’s travel or lodging expense only with the advance approval of the corporate officer responsible for their group or department, and the additional approval of the General Counsel if the travel or lodging is not for a directly business-related purpose.

Prohibition Against Gifts and Gratuities to Government Employees:

Employees shall not offer to government employees, their immediate family or household, directly or indirectly, any gratuity, gift, favor, loan, meal, refreshment, entertainment, hospitality, travel or lodging expense, or any other tangible or intangible benefits, including discounts, except in compliance with applicable law and the Code. This includes granting government officers or employees an opportunity that they would not otherwise have to participate, even at their own expense, in an activity. Under no circumstances shall any gift, regardless of value, be offered to a government employee who is a procurement official. There may be state, local, and/or foreign restrictions on the provision of business courtesies, including meals and refreshments, which employees must observe. If employees do business with these authorities, employees are expected to know and respect all such restrictions.

Any action which apparently meets all of the above criteria but still might in any way embarrass the Company, the employee or the customer shall be avoided.

Confidential Information

The proprietary and confidential information of the Company’s customers and their clientele shall be respected and treated as confidential in the same way L-1 treats its own proprietary information. No customer confidential or proprietary information shall be disclosed to a third party except in accordance with law, and/or with the advance written approval of the customer, and/or with the advance written approval of the General Counsel. This obligation expressly extends to information stored in our customers’ databases. The Intellectual Property, Confidentiality and Noncompetition Agreement required to be executed by each employee and independent contractor as a condition of employment or engagement, as the case may be, explicitly requires the rigorous protection of this confidential and proprietary information.

Competitors

The Company believes in free and open competition within the marketplace. Employees should never criticize competitors and should always sell based on the good reputation of the Company and the positive features of the particular product or service (quality, price and performance). Where a competitive comparison is necessary, only factual information should be presented. Employees shall never join in or discuss with competitors, customers, suppliers, or other contract bidders conduct, whether express or implied, that is intended to control the award of contracts by setting prices, engaging in exclusive dealing or bid rigging or other anti-competitive practices that limit full and open competition. Whenever there is a question regarding the requirements of the antitrust laws, the employee should contact the General Counsel at the earliest possible time.

Employees shall not obtain or attempt to obtain bid, proposal or source selection information generally not available to all prospective contract bidders (such as attempting to learn a competitor’s bid price on a government RFP) before the award of a government contract to which the information relates. In addition, no employee shall obtain or attempt to obtain a competitor’s proprietary information to which the employee is not legitimately entitled. Any employee who comes into possession of proprietary competitor information to which he or she is not legitimately entitled, or is aware that other employees possess proprietary competitor information, shall immediately notify his or her supervisor and appropriate management. Under no circumstance shall employees retain or use illegally or improperly obtained competitor proprietary information.

Conflicts of Interest

Employees have a full-time and continuing duty of loyalty to the Company and shall avoid activities or relationships that are incompatible with their employment by the Company. Among other things, an employee may not have any employment, consulting or other business relationship with a competitor, customer, or supplier of the Company, or invest in any competitor, customer or supplier (except for moderate holdings of less than 1% of publicly-traded securities) unless advance written permission of L-1 has been obtained. No employee may: (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Outside employment may also constitute a conflict of interest if it places an employee in the position of appearing to represent the Company, involves providing goods or services substantially similar to those L-1 provides or is considering making available, or lessens the efficiency, alertness or productivity normally expected of employees on their jobs. All outside employment which raises any question in this regard must be approved in advance by the employee’s immediate supervisor and the Vice President of Human Resources. Outside employment or compensated activity must not be performed at the same time the employee is supposed to be performing his or her duties for the Company or is also being compensated by the Company and shall not be performed on the Company’s premises or involve the use of the Company’s property, equipment, supplies, networks, facilities (e.g., telephones, modems, internet access) or other Company resources.

Employees may have affiliations outside the Company, but shall not enter into relationships which might suggest a conflict of interest with L-1. A conflict of interest exists whenever an employee’s loyalty to the Company could be affected by an actual or potential personal benefit to the employee or a family member from another source.

Employees should be careful, at all times, not to associate L-1 with their outside activities by indicating Company support for actions in unrelated areas such as civic groups, political activities or professional associations.

If an association outside of normal business activity could involve the Company, directly or indirectly, approval shall be sought through appropriate management. Pay or honorariums shall not be accepted for such activities if carried out in the name of the Company.

No employee shall act for or on behalf of L-1 in any commercial transaction in which the employee or any member of his or her immediate family would derive a personal benefit directly or indirectly.

An employee shall not disclose confidential or proprietary non-public information or use information obtained through the performance of his/her duties for the Company while engaged in outside activities. Employees may not accept a position or any type of compensation from an actual or potential customer, vendor or competitor of L-1 without prior approval from L-1. Employees shall inform their supervisors of any personal or family business involvement, gift or favors given or received, and any other circumstances that involve or give the appearance of conflict of interest.

It is the employee’s responsibility, before and while engaged in outside activities, to insure the absence of any conflict of interest between such employment and the employee’s obligations to the Company. If doubt or uncertainty exists, the employee should consult his or her supervisor. All employees shall report existing or potential conflicts of interest to their supervisor and the appropriate management.

Supplier Relations

Employees are expected to use sound judgment in dealings with suppliers and avoid all situations that could give rise to the appearance of impropriety. In order to supply customers with competitively priced, high quality products while maintaining profitability for the Company, L-1 seeks to obtain the highest quality goods and services at the lowest possible cost. Vendor relations are to be conducted with the highest degree of integrity. These relationships, which are frequently ongoing, do not depend on reciprocal purchases from L-1 and should always be conducted in a manner that leaves no behavior subject to question. International purchasing should comply with Company policies and the principles stated in the International Business section.

L-1 endeavors to always treat suppliers fairly and honestly in all dealings and negotiations. When dealing with or making decisions affecting suppliers, employees shall be careful not to inadvertently obligate either themselves or the Company to a supplier. In conducting business with suppliers, employees are also expected to act fairly and objectively and in the best interests of the Company. To the extent practicable, employees should solicit a sufficient number of responsible suppliers to obtain competitive prices and the requisite level of quality. L-1 encourages small, minority-owned and women-owned suppliers to submit bids to supply goods and services to L-1. L-1 shall not encourage a supplier to submit, and shall not knowingly accept, any unlawful discount or price that fails to represent a fair market value for goods and services of similar quality and quantity.

Payments/Gifts/Business Meals

Employees shall never expect, solicit nor accept fees, commissions, compensation, gifts, gratuities, or anything of value from anyone who has or desires to have a vendor relationship with L-1. Normal business courtesies, such as paying for or accepting occasional business meals, are permitted in accordance with the same principles stated in the Customer Relations section. Providing or accepting gifts of minimal value for advertising purposes is permitted, as is the mutual exchange of gifts of nominal value in cultures where it is accepted business practice. Gifts received which are unacceptable according to this policy shall be approved in advance by the CEO or promptly, but pleasantly and diplomatically, returned to the donors. Employees shall also notify Viisage management of receipt of such gifts and show proof of their return.

The foregoing prohibition also applies to invitations to social and entertainment functions where the purpose of the invitation is to obtain or reward favorable treatment from L-1. Social activities which involve a legitimate business purpose are excluded from the above.

Employees may not accept reimbursement from suppliers for travel and hotel expenses, speaker’s fees or honoraria for addresses or papers given before supplier audiences, or for consulting services or advice they may render. Likewise, employees shall not request or accept monetary loans or personal services from suppliers, nor shall they enter contests sponsored by suppliers.

Prohibition Against Kickbacks

The offering, providing, attempting to provide, soliciting or accepting of any kickback, as well as the including of any amount of a kickback in a subcontract or contract in both commercial and government business activities involving either domestic or international transactions is prohibited. Kickbacks are a crime both morally and legally. A kickback is defined as any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind which is provided for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract.

Employees dealing with the Federal Government also need to be aware of the Federal Anti-Kickback Act, which provides criminal penalties for making or receiving any prohibited payment. Additionally, each prime contractor or subcontractor is required to promptly report a violation of the Act to the appropriate Inspector General or the Department of Justice if the contractor has reasonable grounds to believe that a violation has occurred.

Personal Conflicts of Interest

Employees shall not undertake personal business enterprises with Company vendors. Such business transactions, other than ordinary over-the-counter purchases, shall be entered only for compelling reasons, and a written notice of the nature of the transaction must be provided to, and approved by, the employee’s supervisor prior to the time the transaction is undertaken. Company vendors may not be utilized to obtain more favorable prices or terms than available in the marketplace for property or services acquired for private use.

Generally, employees are to avoid any actions, the disclosure of which might embarrass the Company, the employee, or the vendor.

Confidential Information

The proprietary and confidential information of the Company’s vendors and their clientele must be respected at all times. This obligation expressly extends to information stored in our vendors’ databases. The Intellectual Property, Confidentiality and Noncompetition Agreement required to be executed by each employee and independent contractor as a condition of employment or engagement, as the case may be, explicitly requires the rigorous protection of this confidential and proprietary information.

Government Classified and Proprietary Information

We have special obligations to comply with laws and regulations that protect classified information. Employees with valid security clearances who have access to classified information shall ensure that such information is handled in accordance with the pertinent government procedures. These restrictions apply to any form of information, whether in written or electronic form.

L-1 does not solicit nor will it receive any sensitive proprietary internal government information, including budgetary or program information, before it is available through normal processes.

International Business

Special care must be taken to identify and accommodate differences between international markets and those in the United States.

Employees may encounter laws when dealing internationally which may vary widely from those in the United States. These laws may on occasion conflict with one another. Local customs and practices with regard to business and social dealings may also vary from country to country. Company policy is to comply with all laws which apply in the countries where the Company does business. If there are any questions regarding applicable law, employees should bring such questions to the General Counsel. The laws of the United States and the countries in which L-1 does business must be obeyed. Furthermore, in countries where common business practices might be less restrictive than those outlined in this statement of Company policy, employees shall follow the Company policies outlined herein.

The Foreign Corrupt Practices Act and other United States laws prohibit the payment of any money or anything of value to a foreign official, foreign political party (or official thereof) or any candidate for foreign political office for purposes of obtaining, retaining, or directing of business. As a Company and as employees, we must strictly abide by these laws. Any violation or any solicitation to violate must be reported to the CEO immediately.

The Foreign Corrupt Practices Act does not prohibit certain so called “facilitating payments,” such as payments for expediting shipments through customs or placing of transoceanic telephone calls, securing required permits, or obtaining adequate police protection - transactions which simply facilitate the proper performance of duties.

While Company policy does not prohibit all such payments, employees shall seek advice and approval in advance from the General Counsel in cases where facilitating payments may be involved. Any such facilitating payments must be properly accounted for in the Company’s records and accounts.

L-1 shall not participate in agreements according to which L-1 refuses to deal with potential or actual customers or suppliers because of boycotts, nor will L-1 otherwise engage in, or support, restrictive international trade practices.

Political Activities and Other Contributions

L-1 believes strongly in the democratic political process and encourages employees to participate personally on their own time in that process. A corporation’s activities, however, are limited significantly by law. For this reason, no political contribution of corporate funds or use of corporate property, services or other resources may be made without the written approval of the General Counsel.

In this connection, indirect expenditures on behalf of a candidate or elected official such as travel, use of telephones and other corporate equipment, may be considered as contributions. Any questions should be referred to the General Counsel. In no event shall an employee be reimbursed in any manner for political activities.

All requests for donations or contributions to agencies outside the Company must be referred to and approved by the CEO.

Expense Reports

Business expenses properly incurred in performing Company business must be documented promptly with accuracy and completeness on expense reports. In the filing of expense reports, employees must distinguish between personal expenses and business expenses. Unallowable personal expenses are not to be included in Company expense reports.

Charging of Costs and Timecard Reporting

The integrity of our timekeeping system is essential to the success of L-1. It is an employee’s responsibility to understand L-1’s timekeeping requirements and to ensure that the requirements are accurately and appropriately applied in recording labor hours. Employees who file timecards shall do so in a complete, accurate and timely manner. Employees performing government contracts must be particularly careful to ensure that hours worked and costs are applied to the account for which they were incurred and that the hours charged specifically relate to the activity or work performed and reflect actual time worked on a particular contract. No cost may be charged or allocated to a government contract if the cost is unallowable by regulation or contract provision, or is otherwise improper.

Employees who file timecards shall complete the timecards on a daily basis. Employees are required to sign their own timecards. A signature on a timecard is the employee’s representation that the timecard accurately reflects the number of hours worked on the specified project or job order. The supervisor’s signature is a representation that the timecard has been reviewed and that steps have been taken to verify the validity of the hours reported and the correctness of the allocation of hours. Every effort must be made to make sure timecards are legible. Erasures and the use of whiteout or other similar correction methods are not permitted. If an incorrect entry is discovered; draw a line through the error, and both the employee and supervisor must initial the change. Do not discard damaged timecards; obtain a new card and staple the damaged card to it and complete as usual. Supervisors must avoid placing pressures on subordinates that could lead them to believe that deviations from appropriate charging practices will be condoned.

Any employee who fails to charge his or her time accurately and correctly may be subject to disciplinary action up to and including termination of employment, and may be subject to civil and/or criminal liabilities. The obligations of each employee in recording his or her time also apply to supervisors who approve and certify their employees’ timesheets. Timesheets are legal documents, which, by signing, the employee and the supervisor certify to the validity and accuracy.

Proper Disclosure

L-1’s policy is to make full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and in its other public communications. All employees involved with such disclosure must ensure that our corporate disclosure is made in accordance with such standards. Only designated Company representatives are authorized to disclose to the public, whether through filings with or submissions to the SEC, press releases, interviews or otherwise, significant news and information about the Company. Any employees authorized to communicate with the public shall comply with any additional policies and procedures that may be adopted from time to time. Communications with the public are coordinated by the CEO or the Chief Financial Officer (CFO).

L-1 has a policy to cooperate with professional observers who report to the many segments of the public that may be interested in the Company and industry developments. It is L-1’s responsibility to be fair with, and responsive to, journalists, industry analysts, representatives of financial institutions and industry consultants. L-1 believes this fairness with the public will be respected and reciprocated.

Communicating Company information to journalists, analysts, consultants, government officials and other observers is “public disclosure” even if to only one such observer and even if in a non-work related situation. Disclosure of information, therefore, is a very serious matter. It must be done within the context of laws and regulations governing public companies and with regard to protecting the Company’s competitive advantages in the marketplace.

Employees must be sensitive to many situations in which disclosure of non-public information may occur, such as social occasions, discussions with brokers, or business meetings concerning unrelated matters.

Employees are sometimes contacted directly by outside individuals seeking information about the Company. These contacts should be politely directed to the proper department by the employee as follows:

•	Inquiries from financial analysts, stockholders, financial institutions and government agencies or officials should be directed to the CFO; and

•	Inquiries from representatives of newspapers, magazines, radio or television stations or industry consultants should be referred to the Vice President of Marketing.

From time to time, employees may be asked to represent L-1 by discussing its products, services, plans, projects or other activities at meetings with journalists, analysts or consultants. These meetings and the disclosure of any information are to be coordinated and approved by the CFO or the Vice President of Marketing.

Trading Stock

L-1 encourages employees to become stockholders in the Company through a variety of stock ownership plans adopted from time to time. It is believed that employees who are owners of the Company will contribute to decisions that are in the long-term best interest of the Company. With such ownership comes responsibility to be mindful that as a result of daily responsibilities, we have access to information that is non-public relating to the business or financial condition of the Company.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (or “tip”) material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

The Company’s Policy Regarding Special Trading Procedures provides more detail regarding the insider trading policy, special rules and trading procedures.

Waivers of the Code

While some of the policies contained in the Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel and Chief Financial Officer must be obtained. The General Counsel shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chief Financial Officer and General Counsel. Any waiver of the Code for executive officers or directors or any change to the Code that applies to executive officers or directors may be made only by a committee of independent members the Board of Directors and will be disclosed to stockholders in accordance with listing standards of the New York Stock Exchange and otherwise as required by law.

Reports of Violations of the Code

Employees who are aware of violations of the Code or who have questions as to whether activities of which they are aware fall within one of the policies described in the Code should contact his or her immediate supervisor, another managerial employee, the Vice President of Human Resources or the General Counsel. Any manager (including the Vice President of Human Resources) receiving such a report must immediately advise the General Counsel. It is the Company’s policy that no employee will be subject to reprisal or retaliation for the good faith reporting of such instances. If requested, identities will be kept confidential.

All reports of allegations of violations will be promptly investigated by the Company and will be treated confidentially to the extent consistent with the Company’s interests and its legal obligations. The General Counsel will determine the appropriate nature of the investigation. Employees are expected to cooperate in the investigation of alleged violations. If the result of the investigation indicates that corrective action is required, the Company will decide what steps it should take, including, when appropriate, legal proceedings to rectify the problem and avoid the likelihood of its recurrence. As required, violations of law will be brought to the attention of the appropriate law enforcement authorities.

Disciplinary action may be taken for:

•	Authorization or participation in actions that violate the Code;

•	Failure to report a violation of the Code;

•	Refusal to cooperate in the investigation of a possible violation;

•	Failure by a violator’s supervisors(s) to detect and report a violation, if such failure reflects inadequate supervision; or

•	Retaliation against an individual for reporting a possible violation.

The nature of any disciplinary action taken will depend on the nature of the violation and the circumstances involved. When appropriate, the disciplinary action may include dismissal. Any disciplinary action will be reviewed and approved by the employee’s supervisor, the Vice President of Human Resources and the General Counsel.

Employees of departments doing business with the Federal Government may also report suspected violations or irregularities to the Defense Hotline, which is mandated by most D.O.D. contracts. The toll free number is 1-800-424-9098 or by writing:

Defense Hotline

The Pentagon

Washington, DC 20301-1900

For additional information about ethics issues related to doing business with the Federal Government, employees may also refer to the United States Department of Government Ethics website at http://www.usoge.gov.

Employees who wish to register any complaints directly to the Audit Committee of the Board of Directors regarding accounting, internal accounting controls or auditing matters, or who wish to deliver an anonymous submission of concerns regarding questionable accounting or auditing matters, may contact the Audit Committee in accordance with the Company’s Procedures Regarding Complaints and Concerns about Accounting and Control Matters, also known as the whistleblower policy.

L-1 needs each and every employee’s support and full cooperation with those responsible for ensuring compliance with the Code. The Company has programs in place to audit compliance with the Code and will be providing training from time to time to assist employees in understanding the standards of employee conduct expected by the Company. The CEO has been designated by the Board of Directors of the Company to be the executive officer responsible for overseeing compliance with the Code.

Dissemination and Amendment

The Code shall be distributed to each new employee, officer and director of L-1 upon commencement of his or her employment or other relationship with L-1 and shall also be distributed annually to each employee, officer and director of L-1, and each employee, officer and director shall certify that he or she has received, read and understood the Code and will comply with its terms. L-1 reserves the right to amend, alter or terminate the Code at any time for any reason.